EXHIBIT 99.1

For Immediate Release
Contact: Donald E. Miller
Executive Vice President
703-478-5945

THE FAIRCHILD CORPORATION ANNOUNCES DELAY IN FILING OF FORM 10-K

McLean, Virginia (December 15, 2005) — The Fairchild Corporation (NYSE: FA) announced today that it has filed for an extension of time to file with the Securities and Exchange Commission the Company’s annual report on Form 10-K for the year ended September 30, 2005. The Company filed for a maximum 15-day extension to permit the Company to complete its preparation and review of the information necessary to finalize its annual financial statements and related disclosures, including management assessment of internal controls over financial reporting. The Company indicated that the Form 10-K will be filed with the SEC no later than December 29, 2005.

About The Fairchild Corporation:

The business of Fairchild consists of three segments: sports & leisure, aerospace, and real estate operations. Fairchild’s sports and leisure segment, known as Fairchild Sports, is comprised of Hein Gericke, PoloExpress and Intersport Fashions West. Fairchild Sports designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 232 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, and the Netherlands. Intersport Fashions West, located in Tustin, California, is a designer and distributor of motorcycle protective apparel, boots and helmets. Fairchild’s aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Fairchild’s real estate operations segment owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.